22nd January, 1999




Flextronics International Ltd.
514 Chai Chee Lane #04-13
1 Bedok Industrial Estate
Singapore 469029

Dear Sirs

                      REGISTRATION STATEMENT ON FORM S-8 OF
                 FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")


At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about 20th January, 1999 in connection with the registration under the Securities Act of 1933, as amended, of:

     1. (inter alia) 2,000,000 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") (the "1993 SOP Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company's 1993 Share Option Plan (the "1993 SOP");

     2. an aggregate of 800,000 Ordinary Shares (the "1998 IOP Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company's 1998 Interim Option Plan (the "1998 IOP"); and

     3. an aggregate of 1,300,000 Ordinary Shares (the "1999 IOP Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company's 1999 Interim Option Plan (the "1999 IOP"). (The 1993 SOP Option Shares, the 1998 IOP Option Shares and the 1999 IOP Option Shares are hereinafter collectively referred to as the "Option Shares").

As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:

     (a)  the adoption of each of the 1993 SOP, the 1998 IOP and the 1999 IOP;



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     (b)  the increase in the maximum number of Ordinary  Shares  authorized for issuance under the 1993 SOP;

     (c) the allotment and issuance of new Ordinary Shares arising from the exercise of the subscription rights represented by outstanding share options granted under each of the 1993 SOP, the 1998 IOP and the 1999 IOP respectively (the "Company's Allotment Procedures"); and

     (d) the adjustment in (i) the number of Ordinary Shares subject to options or rights granted pursuant to each of the 1993 SOP, the 1998 IOP and the 1999 IOP which are unexercised at the close of business on December 22, 1998, the record date for the Company's one-for-one bonus issue (the "Record Date"), and (ii) the number of Ordinary Shares that will be reserved for issuance upon exercise of options or rights granted or to be granted pursuant to each of the 1993 SOP, the 1998 IOP and the 1999 IOP upon the close of business on the Record Date.

We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

Based on the foregoing, we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted under each of the 1993 SOP, the 1998 IOP and the 1999 IOP in accordance with their respective terms, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect to such Option Shares, will be legally issued and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully



/s/ Allen & Gledhill